                                                                   EXHIBIT 10.11

                  [TVN ENTERTAINMENT CORPORATION LETTERHEAD]



February 24, 1999


Michael Wex                                      Personal & Confidential
c/o Michael Wex Productions
340 S. Plymouth                                  Via Fax: (323) 964-9446
Los Angeles, CA 90020

Dear Michael:

We are very pleased to offer you a position as head of TVN's new Shopping Group subsidiary. This position is essential to our continued growth, so you will be an important and valued member of our TVN team.

Set forth below are the terms agreed upon for your employment:

1. You will be employed on a full time basis as a Senior Vice President of TVN and as President and Chief Operating Officer ("COO") of TVN's new wholly owned shopping subsidiary ("TVN Shopping, Inc." or "TSI" herein) reporting to me as President of TVN. You will also be a member of TSI's Board of Directors, and no other TSI operations officer will be hired at a level above you without your prior consent.

2. As TSI's COO, your duties will include (i) planning, preparation and implementation of each annual business plan for TSI approved by TSI's Board of Directors (the "TSI Business Plan"), (ii) direction and supervision of TSI's personnel and day-to-day operations , and (iii) such other duties consistent with your position as President and COO of TSI as may be assigned to you from time-to-time. Your employment hereunder will begin concurrently with your signing this agreement and the Confidentiality and Non-disclosure Agreement referenced in paragraph 10 hereof, and will continue thereafter for a five (5) year term, unless terminated earlier by TSI or TVN for cause (as defined below). TSI or TVN will have the option to renew this agreement for an additional two (2) year term, by written notice exercising such option sent to you at least ninety (90) days prior to the expiration of the initial term. You will have the authority to hire the staff of TSI a) at the Director level and below, after discussion with and input from me as President of TVN, and b) at the Vice Presidential level with the approval of TSI's Board of Directors.

3. You will be paid an annual salary of $225,000 (Annual Salary) by TSI in accordance with its payroll policies (currently bi-monthly) for TSI's fiscal year ending March 31, 2000; for each fiscal year thereafter the Annual Salary payable in that year will be increased by an amount which is not less than five percent (5%) (i.e., in the second fiscal year $225,000 X 5%, in the third fiscal year $236,250 X 5%, and so on). You will receive an annual bonus of up to 150 percent (150%) of your Annual Salary, payable in cash or in TSI

Michael Wex
February 24, 1999
Page -2-

     stock options of equivalent value at TVN's sole discretion ("Annual Bonus"), based upon annual milestones achieved by TSI relative to those projected in the TSI Business Plan for that year and taking into account the overall financial results at TVN during that year (i.e., if TSI hits its projected milestones, but TVN overall has had a poor year financially, you can expect not to receive the full Annual Bonus, as would have been the case if TVN had achieved good overall financial results; conversely, if TSI fails to hit its projected milestones, but TVN overall has had good financial results, you can expect to receive a larger portion of your Annual Bonus than if TVN overall had poor financial results), but your Annual Bonus will be guaranteed at $100,000 per fiscal year and paid in cash , i.e., your total guaranteed compensation payable in cash for the initial fiscal year will be $325,000. The TSI Business plan milestones are for each fiscal year, beginning in fye 2000. The Annual Bonus will be payable within ninety (90) days after each March 31 fiscal year-end (the first being fye 3/31/00), based upon the applicable TSI milestone figures compiled by TVN's Finance Department.

4. You will be reimbursed for your reasonable out-of-pocket expenses incurred on behalf of TSI, upon presentation of appropriate receipts or other documentation, in accordance with TSI's expense reimbursement policies applicable to executives at your level. You will also be entitled to first class air travel for all necessary company business travel, and an auto allowance of $750 per month. While you are employed by TSI, you agree that without obtaining TVN's prior written consent, you will not (i) engage in any business, or be employed by or consult with any person or entity which competes, directly or indirectly, with any of TVN's businesses, including without limitation its TSI subsidiary, (ii) accept any gift, gratuity, benefit or interest of a material or substantial amount or nature, (other than commonly accepted business practices for senior level executives in the home shopping industry, i.e., attending social or sports events paid for by others), directly or indirectly from any person or entity which does business with TSI or (iii) engage in any activity which creates or may create an actual or potential conflict of interest between such activity and your duty to act at all times in the best interests of TSI and TVN, and not for your separate personal gain or profit.

5.1 You will be granted a stock option effective today, which shall be, to the extent permitted under the applicable rules of Section 422(d) of the Internal Revenue Code of 1986 (IRC), as amended, an "incentive stock option" (as defined in Section 422 of the IRC), to purchase a total of 100,000 shares of TVN Common Stock, upon approval of and with a per share exercise price reasonably consistent with the per share value set in conjunction with TVN's July 1998 high yield bond offering, as determined by TVN's Board of Directors after receiving applicable financial information from TVN's outside auditors, Price Waterhouse Coopers. This option shall be exercisable for a term of ten (10) years (or shorter upon any termination of your employment as provide for herein other than for "cause") and shall vest at the rate of 20% of the shares originally subject to the option at the end of one year from the commencement date of your employment, and one-sixtieth (1/60th) of the shares originally subject to the option each month thereafter, conditioned upon your continued employment with TVN as of each vesting date. This option grant will be subject to the terms, definitions and provisions of TVN's Stock Option Plan and the standard form Stock Option Agreement which will be entered

Michael Wex
February 24, 1999
Page -3-

     into by you and TVN, both of which will be provided to you upon signing this letter agreement.

5.2 You will be granted a second option effective today to purchase a total of 100,000 shares of TSI Common Stock (based on a total of 2,000,000 such shares outstanding), upon approval of and with a per share exercise price based on TVN's purchase price of the Panda Shopping Network Assets (approximately $5.0 million), as determined by TSI's Board of Directors after receiving applicable financial information from TVN's outside auditors, (currently, Price Waterhouse Coopers). This option shall be exercisable for a term of ten (10) years (or shorter upon any termination of your employment as provided for herein, other than for "cause") and shall vest at the rate of 20% of the shares originally subject to the option (20,000 shares) at the end of one year from the commencement date of your employment, and one-sixtieth (1/60th) of the shares originally subject to the option at the end of each month of your employment remaining thereafter, conditioned upon your continued employment with TSI as of each such vesting date. This option grant will be subject to the terms, definitions and provisions of the TSI Stock Option Plan which will be put into effect, and the related Stock Option Agreement which will be entered into by you and TSI, containing provisions for TSI's or TVN's right, but not the obligation, to repurchase, in connection with one or more "events of liquidity", all or part of such option stock, whether vested or unvested, exercised or unexercised, at fair market value determined pursuant hereto and to the TSI Stock Option Agreement. An "event of liquidity" means an initial public offering, recapitalization, change of control, merger, acquisition or sale of a majority stock interest or all or substantially all of the assets, of TSI or TVN. "Fair market value" means the value of the TSI stock at the time of any such repurchase determined in connection with such liquidity event, without deduction for such stock being a minority equity position in TSI; provided, however, if in the course of such liquidity event TSI has not been separately valued, than fair market value will be determined by an impartial outside valuation company unaffiliated with either party. If a liquidity event occurs and TVN or TSI elects to repurchase some or all of your TSI option stock as provided for hereinabove, a) during the first year of your employment by TSI the repurchase price will not exceed $500,000, and will be paid by substituting for your TSI option shares purchased, an option grant under the TVN Stock Option Plan for the purchase of that number of shares of TVN Common Stock, at a per share exercise price reasonably consistent with that determined in connection with TVN's high yield debt offering during July 1998, as will equal such repurchase price, and having a vesting schedule consistent with the vesting of your TSI option, or b) after you have worked 12 consecutive months for TSI, you will receive the full fair market value repurchase price for your TSI option stock determined as above provided, and will be paid for by substituting for your TSI option shares purchased, an option grant under the TVN Stock Option Plan for the purchase of that number of shares of TVN Common Stock, at a per share exercise price determined at that time by TVN's Board of Directors after receiving applicable financial information from TVN's outside auditors, as will equal such repurchase price, and having a vesting schedule consistent with the vesting of your TSI option. Both Stock Option Plans and Agreements will be provided to you after signing this employment agreement.

Michael Wex
February 24, 1999
Page -4-

5.3 In the event of a change of control of TVN or TSI, or in anticipation of an imminent change of control of TVN or TSI, and which is followed within twelve (12) months thereafter by the involuntary termination of your employment either by such entity or its successor, not for "cause" as defined herein, the respective paragraph 5.1 or 5.2 stock option granted herein shall become 100% vested. "Change of control" means a) the date of the consummation of a merger or consolidation of either TVN or TSI with another corporation approved by the stockholders of such company, other than merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of either entity or the surviving entity, outstanding immediately after such merger or consolidation, or b) when the stockholders of either entity approve a plan of complete liquidation of such entity or an agreement for the sale or disposition by either such entity of all or substantially all of its assets.

5.4 In the event that additional TSI stock is issued to an unrelated party in connection with an equity investment in or capital contribution to TSI, all TSI shareholders, including TVN and you, will be diluted pro-rata in accordance with their respective interests; provided, however, you may maintain your relative percentage interest in TSI by making a pro-rata equity investment in or capital contribution to TSI. In the event that additional TSI stock is issued to a third party for value received by TSI (i.e., to a TSI spokesperson), all TSI shareholders, including TVN and you, will be diluted pro-rata in accordance with their respective equity interests, but if TVN elects to have TSI issue more stock to TVN which has the effect of diluting your stock ownership interest in TSI, TSI will issue additional shares to you to maintain your percentage equity ownership relative to TVN, as above provided for.

6. Subject to meeting eligibility requirements, you will be included in the TVN (or TSI if applicable) employee benefit plans then available to other employees at your level. Currently, TVN offers a health care plan that has a first complete calendar month waiting period for eligibility. It also has certain qualification requirements, including those applicable to pre-existing medical conditions, all as described in the plan, a copy of which will be provided to you upon commencement of your employment. You will be entitled to a total of 15 days per year of paid vacation, for use at your discretion upon reasonable advance coordination with me.

7. You acknowledge and agree that TSI shall own, in perpetuity and throughout the universe, all creative and ownership rights in and to all materials created, written, produced or worked on by you, or under your direction, including, without limitation, all Shopping Group plans, sales, marketing and promotional materials created by you or under your direction, and all property rights of any kind therein emanating from your work. You hereby assign to TSI all such creative materials, and the copyright, publishing, intellectual property and other enumerated and related rights pertaining thereto, which TSI shall own and be entitled register, as it sees fit, in its or TVN's name and for its sole benefit.

Michael Wex
February 24, 1999
Page -5-

8. Upon any termination of your employment other than for "cause" as defined below, TSI and TVN's sole obligations to you shall be to pay you (i) any unpaid portion of the agreed Annual Salary for time worked prior to termination, (ii) one (1) year of Annual Salary then in effect, and one (1) year of the guaranteed portion of the Annual Bonus, both payable at regular TSI payroll intervals, starting on the effective date of such termination,
     (iii) a pro rata share of any unpaid Annual Bonus which would be due for a full year's work and based upon the annual milestones to be attained, but in any event not less than the guaranteed portion of the Annual Bonus then in effect, and (iv) unpaid auto allowance and reimbursable expenses, if any, properly incurred and documented prior to the date of such termination. In the event of your termination by TSI or TVN for "cause", you shall be entitled only to payment for items 8(i) and 8(iv) above, and the exercise of the option shares which have fully vested as of the date of such termination, subject to any damage caused to TSI or TVN or as a result of the conduct giving rise to such termination for cause. Upon any termination of your employment, including for cause by TSI or TVN, you shall (a) return to TVN all TSI and/orTVN materials in your possession or under your control, including all work in progress, work papers, computer discs and files, information and documents created or worked on by you for TSI or TVN, (b) provide a final report, if requested on the status of any work in progress or remaining to be done, (c) continue to comply with your separately documented non-disclosure and confidentiality obligations. For purposes of this agreement, "cause" is defined as (i) an act of dishonesty in connection with your duties and responsibilities as an employee and which either causes substantial harm to TSI or TVN or results in your substantial personal enrichment (ii) conviction of a felony, (iii) a material violation of the conflict of interest provisions of paragraph 4 hereof, (iv) a willful act which constitutes gross misconduct and which results in material injury to TSI or TVN, or (v) continued, substantial and willful failure to perform your employment duties after you have received one or more written notices or demands for performance which set forth the factual basis for the determination that you have substantially failed to perform your duties, and you have had a reasonable time period in which to cure such defaults as are capable of being cured by subsequent curative action. Termination for cause shall be effective upon delivery to you of a notice stating that you have engaged in any of the above described "for cause" conduct and specifying the particulars thereof, and that you have not timely cured such defaults.

9. This contains our entire agreement for your employment by TSI; all prior discussions, conversations and/or negotiations are merged herein; no representations have been made to you by TSI or TVN or by any agent or representative of either, or by you to TVN or TSI, other than those set forth herein and in your employment application; and no agreements have been entered into, other than those expressly set forth herein. The terms of this employment agreement may not be modified or amended except by a document signed both by you and on behalf of TSI or TVN. Any mutually executed fax copy shall be deemed an original, and may be used by either party as an original agreement. The laws of the State of California applicable to agreements which are to be performed wholly within such state shall govern this agreement, including its interpretation, construction, performance and enforcement. All claims, disputes or

Michael Wex
February 24, 1999
Page -6-

     issues relating to you employment, including your hiring. work, performance, compensation, bonuses, stock options, and/or termination for any reason, shall be resolved a) initially by non-binding mediation efforts conducted by the parties with the aid of an impartial mediation service, to be paid for equally by the parties, and b) if such mediation efforts are unsuccessful in resolving such claims, disputes or issues in a mutually acceptable manner, by binding arbitration in Burbank, California under the Commercial Arbitration Rules of the American Arbitration Association then in effect. Accordingly, each party hereby waives any right to a trial by jury of any dispute between you and TVN or TSI, and/or its employees, officers, directors and agents. The prevailing party in any such arbitration, as determined by the arbitrator(s), shall be entitled to his or its reasonable attorney's fees incurred in connection with, and the costs of, such arbitration proceeding, including the costs for the arbitrator(s).

10. Since you will have access to TVN and TSI confidential information during the course of performing your duties, as a material condition of your employment by TSI, you are asked to sign a TVN Confidentiality and Non-Disclosure Agreement, a copy of which is attached hereto.

All of us at TVN look forward to working with you on this project.

Sincerely,


/s/ James B. Ramo

James B. Ramo
for TVN Shopping, Inc.


JR:kf

Attachments



ACCEPTED AND AGREED:

The foregoing offer is accepted. I agree to the terms and conditions of my employment by TVN Shopping, Inc. contained therein and the provisions of the attached TVN Confidentiality and Non-Disclosure Agreement, both of which I have signed after obtaining advice from my legal counsel.

/s/ Michael Wex                       February 25, 1999
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Michael Wex                           Date Signed